Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:                                              Greg Burns

(847) 402-5600

Allstate Announces Robert D. Beyer

Will Not Stand for Re-Election to Board of Directors

NORTHBROOK, Ill., February 16, 2016 – The Allstate Corporation (NYSE: ALL) today announced that Robert D. Beyer, chairman of Chaparal Investments LLC, has decided not to seek re-election to the company’s board of directors. Beyer joined the Allstate board in 2006 and currently chairs the risk and return committee and serves on the audit and executive committees.

“Bob has been a fabulous board member providing strategic advice, business expertise and oversight on behalf of our shareholders for 10 years,” said Thomas J. Wilson, chairman and chief executive officer of The Allstate Corporation. “In addition, his investment insights were invaluable during the financial market crisis and made him a strong leader of the board’s risk and return committee. Our entire board will miss him but wish him continued success in the future,” concluded Wilson.

Allstate’s board will have 10 directors when Beyer’s term expires on the date of the 2016 annual meeting of shareholders scheduled for May 24.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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